RAND LOGISTICS, INC.
RESTRICTED SHARE AWARD AGREEMENT

Participant:                                Scott Bravener

Grant Date:                                ______________________

Number of
Restricted Shares granted:  39,660

THIS AWARD AGREEMENT (this "Agreement"), dated as of the Grant Date specified above, is entered into by and between Rand Logistics, Inc., a Delaware corporation (the "Company"), and the Participant specified above;

WHEREAS the Participant is the President and Chief Executive Officer of and has a contract of employment with the Company’s Subsidiary Lower Lakes Towing Ltd. (“Lower Lakes”), a Canadian Corporation and the Executive is a resident of Canada;

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the Restricted Shares provided herein to the Participant; and

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.           Grant of Restricted Share Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, an award of the number of shares of the Company’s Common Stock specified above, subject to the terms and conditions contained in this Agreement (the “Restricted Shares”).  The Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

2.           Vesting.  The Restricted Shares subject to this grant shall become unrestricted and vested as follows:

•	20% on March 31, 2010 (including any amount previously vested), provided the Participant is then employed by the Company and/or one of its Subsidiaries;

•	40% on March 31, 2011 (including any amount previously vested), provided the Participant is then employed by the Company and/or one of its Subsidiaries;

•	60% on March 31, 2012 (including any amount previously vested), provided the Participant is then employed by the Company and/or one of its Subsidiaries;

•	80% on March 31, 2013 (including any amount previously vested), provided the Participant is then employed by the Company and/or one of its Subsidiaries; and

•	100% on March 31, 2014, provided the Participant is then employed by the Company and/or one of its Subsidiaries.

2.2           If the Participant’s employment with the Company and/or its subsidiaries terminates as a result of (i) the Company or the Subsidiary, as the case may be, terminating the Participant’s employment for Cause (as defined below) or (ii) the Participant terminating his employment without Good Reason (as defined below) or (iii) the Participant terminating his employment for Good Reason but without 60 days notice, in each case, prior to the vesting of all or any portion of the Restricted Shares awarded under this Agreement, then such Restricted Shares shall immediately be cancelled and the Participant shall forfeit any rights or interests in and with respect to any such Restricted Shares.  The Company may, in its sole discretion, determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Participant’s unvested Restricted Shares shall not be so cancelled and forfeited.

2.3           If the Participant’s employment with the Company and/or its Subsidiaries terminates for any reason other than by the Company or the Subsidiary, as the case may be, for Cause or by the Participant without Good Reason or the Participant without giving 60 days notice even if terminating for Good Reason, then the Participant shall become 100% vested in the Restricted Shares awarded under this Agreement as of the date of any such termination.  For greater certainty, should the employment of the Executive be terminated by the Executive’s death or Disability, the Restricted Shares shall be become 100% vested.

2.4           In the event of a Change of Control (as defined below), all restrictions, terms and conditions applicable to the Restricted Shares shall be deemed lapsed and satisfied as of the date of the Change of Control.

2.5           For purposes of this Agreement:

 (a)           “Cause” shall mean: (i) conviction of the Participant of a criminal offence involving fraud, larceny, misappropriation of funds, embezzlement or dishonesty; (ii) receipt by or on behalf of Participant or any member of Participant's immediate family of any personal profit arising out of in connection with a transaction to which the Company or a Subsidiary is party without making full prior disclosure to the Company or such Subsidiary; (iii) any misfeasance, nonfeasance or malfeasance by Participant which causes material harm to the Company or a Subsidiary; (iv) breach by the Participant of any material term of his Employment Agreement with Lower Lakes (or the Company or another Subsidiary if one should be entered during the term of this Agreement), or failure of the Participant to follow and carry out the lawful instructions of the Board of Directors of Lower Lakes (or of a Subsidiary or the Company, as applicable), in each case after notice and reasonable opportunity for the Participant to cure such breach or failure; (v) the Participant having been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of his duties under his Employment Agreement with Lower Lakes or any other Subsidiary or the Company (it being understood that the Participant will attend industry functions at which alcohol will be consumed by the Participant), or while otherwise under the influence of drugs or alcohol, engages in inappropriate conduct; or (vi) the Participant having engaged in behavior that would constitute grounds for liability for sexual harassment or discrimination.

(b)           “Change of Control” shall mean: (i) the consummation of a merger, or a sale of voting stock by the shareholders of the Company, in each case following which the holders of voting stock of the Company immediately prior to the consummation of such transaction do not hold at least 50.1% of the voting stock of the surviving entity, (ii) the sale of all or substantially all the assets of the Company, or (iii) a series of related transactions which has the effects referred to in clause (i) or (ii) of this sentence.

(c)           "Good Reason" shall mean the occurrence of any of the following without the Participant’s express written consent:

(i)           Lower Lakes assigning to the Participant duties or responsibilities inconsistent with or inappropriate for his position as President with Lower Lakes, after notice to Lower Lakes of, and reasonable opportunity of Lower Lakes to cure, such alleged Good Reason;

(ii)           failure by Lower Lakes to permit the Participant to continue to participate in the Bonus Plan in effect as set out in the Participant’s Employment Agreement with Lower Lakes or to provide the Participant with benefits and other pension or retirement plans in accordance with said employment agreement.

(iii)           Lower Lakes relocating the Participant's principal office outside of Port Dover, Ontario, but only if Lower Lakes and the Participant cannot agree on terms and conditions under which the Participant would relocate; or

(iv)           any breach by Lower Lakes of any material term of the Employment Agreement between Lower Lakes and the Participant after notice to the Company and Lower Lakes of such breach and reasonable opportunity to cure such breach.

3.           Delivery of Restricted Shares.  There shall be issued a stock certificate (or certificates) in respect of the Restricted Shares.  Such stock certificate(s) shall be registered in the name of such Participant, and shall bear, among other required legends, the following legend:

"THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING, WITHOUT LIMITATION, FORFEITURE EVENTS) CONTAINED IN THE AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND RAND LOGISTICS, INC.  A COPY OF SUCH AWARD AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF RAND LOGISTICS, INC., 461 FIFTH AVENUE, 25TH FLOOR, NEW YORK, NEW YORK 10017.  RAND LOGISTICS, INC. WILL FURNISH TO THE RECORDHOLDER OF THE CERTIFICATE, WITHOUT CHARGE AND UPON WRITTEN REQUEST AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH AWARD AGREEMENT.  RAND LOGISTICS, INC. RESERVES THE RIGHT TO REFUSE TO RECORD THE TRANSFER OF THIS CERTIFICATE UNTIL ALL SUCH RESTRICTIONS ARE SATISFIED, ALL SUCH TERMS ARE COMPLIED WITH AND ALL SUCH CONDITIONS ARE SATISFIED."

Such stock certificate evidencing such shares shall, in the sole discretion of the Company, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.  After the lapse of the restrictions above in respect of the Restricted Shares, a new certificate, without the legend set forth above, shall be delivered to the Participant for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions.

4.           Non-transferability.  Prior to the vesting of the Restricted Shares, no voluntary or involuntary sale, transfer, pledge, encumbrance or other disposition or hypothecation of Restricted Shares after issuance thereof to the Participant (or of any shares subsequently issued in respect of such shares, whether as a stock dividend or otherwise), shall or may, be made or suffered by the Participant or such Participant’s estate, designated beneficiary or other legal representative.  Following the vesting of the Restricted Shares, the shares may be transferred, sold, pledged, hypothecated or encumbered in accordance with all applicable federal and state securities laws and the rules and regulations thereunder.

5.           Notices.  Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

5.1  If such notice is to the Company, to the attention of the Secretary of Rand Logistics, Inc., 461 Fifth Avenue, 25th Floor, New York, New York, 10017, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

5.2  If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

6.           Governing Law.  Except as otherwise explicitly noted (and in particular Section 7, below), this Agreement shall be governed by and construed in accordance with the laws of Canada and the Province of Ontario (without giving effect to the principles of conflicts of law). Each party to this Agreement irrevocably agrees that any action or proceeding concerning or arising out of the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts located in the Province of Ontario. Each party and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

7.           Compliance with Laws.  The issuance of the Restricted Shares or Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue any of the Restricted Shares or Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

8.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  This Agreement may only be modified or amended by a writing signed by both the Company and the Participant.

9.           Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

11.           Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

12.           Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

13.           Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the Grant Date specified above.

RAND LOGISTICS, INC.

By:__________________________________
Name:_____________________________
Title: _____________________________

_____________________________________
SCOTT BRAVENER